NXT Energy Solutions Inc.
February 22, 2011	Suite 1400, 505 – 3rd St. SW
20 Toronto Street, Suite 530	Calgary, AB T2P 3E6
Toronto, ON, M5C 2B8	Phone: (403) 264-7020
phone: 416-815-0700	Fax: (403) 264-7168
fax: 416-815-0080
Strategic Communications and
Consulting Services Proposal

In this document, we will outline all the services and contractual terms and provisions that will govern Equicom’s proposed relationship with NXT Energy Solutions Inc.

1.0

About The Equicom Group Inc.

The Equicom Group Inc. (“Equicom” or “EGI”), a wholly-owned subsidiary of TMX Group Inc., is Canada’s leading provider of investor relations (“IR”) and strategic corporate communications. We have been working with Canadian public issuers to build their profiles within the investment community since 1996.

Headquartered in Toronto, and with offices in Montreal, Calgary and San Diego, Equicom’s core competency is the development and execution of tailored, strategic investor communication programs. Our proven approach is straightforward — by thoroughly understanding our clients’ businesses and by leveraging our expertise and knowledge of “the street”, we help our clients to effectively communicate their key messages, manage expectations and raise their profiles within the investment community.

Equicom’s team of more than 50 professionals provides strategic communications services to more than 120 public companies. Our extensive client base includes micro to large cap issuers from a diverse cross-section of businesses listed on the TSX, the TSX Venture Exchange, NASDAQ, NYSE, AMEX, and AIM.

2.0

Understanding of the Requirements

NXT Energy Solutions Inc. (“NXT” or “the Company”) is a publicly traded (TSXV: NXT) international airborne geophysical service company based in Calgary.  The Company provides airborne detection solutions to support hydrocarbon exploration enabling clients to focus exploration decisions onto areas with the greatest potential.

NXT's proprietary airborne Stress Field Detection ("SFD(R)") survey system provides a unique survey method that remotely identifies potential traps and reservoirs. SFD(R) is environmentally friendly and unaffected by ground security issues or difficult terrain and is effective both onshore and offshore. SFD(R) is the registered trademark of NXT Energy Solutions Inc.

A strategic communication plan is required to manage investor expectations and to effectively convey and increase the general awareness of the Company’s business prospects and strong growth opportunities. It is critical that NXT clearly articulate its corporate milestones and long-term business strategy. Successful execution of its milestones will assist the Company in its efforts to establish credibility in the eyes of the investment community. Strong management credibility can result in a higher valuation relative to peers as the investment community attributes greater value to the likelihood of strategic growth initiatives being successfully implemented.

In addition to effectively managing investor expectations, NXT must also demonstrate transparency and best practices in corporate disclosure. To achieve these goals, and to encourage additional investors to follow the NXT story, it is vital that the Company maintain an active and professionally managed investor relations program.

Equicom recommends a program that begins with the immediate task of auditing and adjusting NXT’s communications tools, to ensure a consistent and compelling market message populates the Company’s materials. Equicom would then introduce NXT to targeted contacts in the investment community – research analysts, fund managers, retail brokers, and corporate finance professionals. In the context of a longer-term IR strategy, Equicom will work with management to develop and identify key objectives for NXT’s program and tactics for achieving those objectives.

The program outlined in this proposal will aim to deliver an effective, well-crafted message and will then seek to build awareness and understanding of that message.

In conjunction with the execution of its IR strategy, senior management must focus on the ongoing management of the business and delivering on the corporate objectives established in its market message. The investor relations programs developed by Equicom have been constructed to relieve senior management of many of the burdens associated with being a public company.

As Equicom believes that an effective investor relations program is best implemented in the context of an ongoing relationship between the provider of IR services and the client company, we propose a retainer-based relationship. In this document, we outline all the services that are included in such a relationship.

3.0

Summary of Proposed Equicom Services

Project-Based Services:

• Messaging Workshop

• Development of Investor Presentation

• Development of Investor Fact Sheet

Ongoing Services:

Services to be provided over the course of any 12-month period in conjunction with IR strategy:

Strategic:

• Define communication objectives

• Market messaging

• Ongoing capital markets NXT

• Interaction with investment community

Proactive:

• Coordinate investor presentations

 – Quarterly roadshows

 – Retail broker relations

• Provide market feedback

• U.S. Roadshows (optional)

  – 6-8 meetings per day

– 2 days of meetings per quarter

Action Items/Deliverables:

• IR strategy

• Draft, edit, or advise on material news releases

• Manage all corporate regulatory filings (SEDAR/EDGAR)

• Content for investor presentations

• Content for corporate fact sheet

• IR webpage audit

• Organize, script, and rehearse conference calls

• Consult on financial reporting materials

• Content for investor packages

• Maintain and update databases

• Disseminate news releases

• Provide support for AGM

• Coordinate basic media relations – news event driven

• Respond to shareholder inquiries

4.0

Equicom’s Role – Project-based Services

4.1

MESSAGING WORKSHOP

A market message forms the basis of any IR strategy. Once properly defined, the market message is used in a consistent manner in a variety of tools (i.e. press releases, fact sheets, presentations and in the media) to convey an accurate and compelling story. Together with management, Equicom will define a market message that clearly identifies NXT’s market position and potential. In conjunction with management, Equicom will clearly articulate expected milestones for the next twelve-month period. Executed properly, this approach will aid in building management credibility with “the street”.

4.2

DEVELOPMENT OF INVESTOR PRESENTATION

Equicom will develop the storyboard, text and graphics for the presentation based on discussions with NXT’s senior management.  By pairing the strategic writing of our account executives with the award-winning design work of our creative services team, Equicom will produce a customized presentation that is concise, impactful and matches your corporate identity. Equicom focuses on high impact and high retention messaging with an emphasis on delivering the right Information that is rapidly transferred with high recall. We want your presentation to be memorable and excite potential investors.

The presentation will not only serve as the key method to introduce investors and analysts to the new NXT story in a 1-on-1 setting, but will also reside on the Company’s website for all interested investors to understand the new strategic direction of the Company.

4.3

DEVELOPMENT OF CORPORATE FACT SHEET

Equicom will also design a one-page (double-sided) corporate fact sheet that clearly sets out your company’s key business and investment drivers. These short documents are extremely useful in assisting professional investors with limited time in making an initial assessment on your company. This document will also be posted to your website and made available in PDF format.

5.0

Equicom’s Role – Ongoing Services

THE DESIGN AND DIRECTION OF AN IR STRATEGY

Critical to the success of Equicom’s investor relations programs are the unique IR strategies that are customized to meet each client’s capital markets objectives. Equicom will build on the strengths of NXT’s existing communications program, supplementing the Company’s efforts to date. Working closely with management, Equicom will develop a comprehensive strategy that will provide direction for the execution of an annual IR program. This program will have clearly defined objectives and tactics that will allow both parties to measure the continued success of the plan. The final strategy will include a detailed calendar so that management understands their expected time commitment necessary for the execution of the IR program. As part of the program Equicom will:

5.1

PROVIDE ONGOING CAPITAL MARKETS NXT

The Equicom team has vast experience dealing with obstacles and providing NXT as it relates to communications with the investment community. As a result, Equicom is available as a strategic resource to NXT management on an ongoing basis for any capital market situation, including:

•

Setting milestones

•

Managing expectations

•

Issues with guidance

•

M&A and crisis communications

•

Investor targeting

•

Financing Strategies

•

The generation and maintenance of analyst coverage

5.2

IR MATERIALS AND CONTENT

5.2.1

News Releases:

Equicom will draft, edit or advise on all material news releases as required. As an Equicom client, NXT will, unless otherwise agreed upon, disseminate all news releases via the Equicom Disclosure Network (“EDN”), an Equicom/CNW Group partnership, which provides Equicom clients with significant discounts on newswire services (see Appendix ‘A’).

5.2.1.1

SEDAR/EDGAR Filings:

Equicom will seamlessly handle all routine SEDAR and EDGAR filings. This service is provided at discounted rates through the Equicom/CNW Group partnership (see Appendix ‘A’).

5.2.2

Investor Presentations:

Equicom will provide content for the Company’s electronic (PowerPoint) investor presentation. Textual changes to reflect updates and material changes will be added to the presentation as warranted by corporate developments.

5.2.3

Fact Sheet:

Equicom will provide content for the Company’s corporate fact sheet and update it quarterly.

5.2.4

Website Content:

Equicom will conduct an audit of Company’s website to ensure best practice and will, on an ongoing basis, consult on its content to ensure the investor information is accurate and comprehensive.

5.2.5

Conference Calls:

When required, Equicom will, on a timely basis, organize conference calls on behalf of NXT. A script will be provided for all conference calls, including quarterly/annual results and special announcements. Equicom will assist with all preparation including rehearsal, if necessary, and potential questions from the investment community.

5.2.6

Annual/Quarterly Reports:

Equicom will be available to consult on the design and content of all financial reporting materials. Full annual report design services are available from Equicom at additional cost and are described in section 9.3 of this proposal.

5.2.7

Investor Package:

Equicom will consult on the contents of a comprehensive investor package and disseminate copies to interested investors upon request.

5.3

COORDINATE INVESTOR PRESENTATIONS

In an effort to increase the Company’s exposure, Equicom will develop a presentation strategy and, subject to market conditions, will organize meetings with members of the professional investment community (i.e. Analysts, Institutions, Brokers, and Corporate Finance). Together with management, Equicom will identify three specific days each quarter to execute a formal roadshow. In this manner, the CEO and CFO are able to make the most efficient use of their time and provide frequent and ready access to the professional investment community.

Equicom will update NXT’s database following introductions and will actively seek to build out the contact list.

5.4

U.S. ROADSHOWS (optional)

The United States is the world’s largest financial market and an important source of capital for Canadian issuers.  Building on a leadership position in the Canadian investor relations field, Equicom regularly targets the U.S. investment community for clients, targeting buy- and sell-side audiences across the country. Equicom has a U.S. office and through this optional offering, Equicom will build out 2 roadshow days per quarter focusing on the markets of New York, Boston, Chicago, San Francisco, Los Angeles, Houston, and Dallas.

5.5

RETAIL BROKER RELATIONS

Equicom’s broker relations unit serves to support Equicom’s investor relations services through increased communications with the retail brokerage community. Through this service, Equicom is in contact with more than 6,000 brokers across the country and provides these professionals with objective information on Equicom clients while utilizing this same channel to receive important feedback on how Equicom clients are perceived by the investment community.

Additional components of this service include the booking of roadshows and ‘On the Radar’, a TSX Group and Equicom co-branded program hosting monthly retail broker luncheons in Canada’s major financial centers.

‘On the Radar’ is available to Equicom clients at a discounted rate and is described more fully in section 9.1 of this proposal.

5.6

PROVIDE MARKET FEEDBACK

It is important that the Management and Board of Company continue to receive investment community feedback to better understand the perceptions and expectations of existing and potential investors. Equicom is in constant contact with the investment community and will provide regular feedback regarding market perceptions, expectations, frequent questions and concerns. This feedback will then be used to augment elements of the IR program to ensure that its key objectives are being achieved in the most effective manner possible.

5.7

ANNUAL GENERAL MEETING (AGM)

Equicom will provide planning and logistical support for all elements of the AGM, including location selection, rehearsal of key speakers if required, presentation scripting, and potential questions from the investment community. Equicom will also consult on and develop content for NXT’s AGM Investor Presentation.

5.8

COORDINATE BASIC MEDIA RELATIONS

Equicom will assist in arranging financial media interviews where appropriate and as news dictates. Equicom has strong relationships with all major national media outlets, including the National Post, the Globe and Mail, BNN (formerly ROBtv), CTV Business Newsnet, CBC Newsworld, Canadian Press, Reuters, and Bloomberg. In addition, relationships have been established with French and English media outlets in the province of Quebec. Equicom will organize and/or coordinate any events that support the overall objectives of the IR program.

Comprehensive media monitoring is available from Equicom at additional cost and is described in section 8.2 of this proposal.

5.9

SOCIAL MEDIA

Equicom will make a recommendation to NXT on incorporating different social tools into its investor communication practices.  This might include the use of blogs, Twitter, YouTube, Slideshare, etc. Equicom is in a position to manage the execution of a social media program if needed.

5.10

RESPOND TO SHAREHOLDER INQUIRIES

Equicom can field shareholder inquiries by phone and e-mail. This service will provide shareholders with a professional, patient, and well-informed individual that can answer questions quickly and effectively. In addition, Equicom’s personnel are experienced in working with the levels of inquiry that come from professional investors and are therefore comfortable in responding to questions of a complex, strategic, and financial nature.

5.11

OTHER SERVICES

Equicom will assume the administrative duties of a company’s IR department. As such, we will dramatically reduce the burden of being a public company by (see Appendix ‘A’):

• disseminating press releases; and

• maintaining and updating dissemination databases.

6.0

Process

Equicom will allocate an account manager to NXT who will be responsible for the daily management of the relationship with Equicom. This account manager will be your central contact at Equicom and will be generally responsible for ensuring objectives are achieved. To ensure maximum efficiency, NXT shall also designate a representative from whom Equicom shall obtain information, directives and guidance.

Equicom will regularly report to the management of NXT outlining Equicom’s activities, market feedback, upcoming events, recommendations, and adjustments to the program.

Throughout the term of the contract, Equicom will require regular updating from management regarding the activities of the corporation, merger and acquisition intentions, strategic alliance initiatives, the marketplace, product and service offerings, and similar emerging matters. This will ensure Equicom is continuing to manage reasonable expectations as well as disseminating accurate information.

7.0

Compensation and Conditions

In consideration for Equicom’s provision of services, the Company shall compensate Equicom, as follows:

Project-Based Services:

Messaging and material development:

$10,000 + H.S.T

Payment Schedule:

50 % due upon initiation of this agreement.

50 % due completion of deliverables

Ongoing IR Services:

Annual Work Fee:

$72,000 + G.S.T.

Payable in monthly installments of:

$6,000 + G.S.T.

in advance, on the first day of every calendar month onwards

(This represents the maximum provision of 35 hours of service per month. Any time expended in excess of 35 hours will be billed at our corporate blended rate of $250 per hour).

NOTE: The annual work fee shall increase by 5% at each year’s anniversary date.

U.S. Roadshow Offering (optional):

Monthly work fee:

$2,500 + G.S.T.

in advance, on the first day of every calendar month

A full description of the goods and services included and excluded from the Work Fee are included in Appendix ‘B’ to this proposal.

Special projects such as the graphic design and printing of disclosure materials (quarterly/annual reports, investor folders and similar materials) investor packages and new media services are described in section 8.0 below and quoted on a project basis.

8.0

Service Contract

Equicom would be pleased to enter into and be bound by a service contract with the Company on the terms and conditions outlined herein, including in the foregoing proposal (hereinafter referred to as the “Proposal”) as well as in Appendices ‘A’ and ‘B’ and sections 1 through 22 of Schedule ‘A’ hereto (hereinafter referred to, collectively, together with the Proposal as the “Agreement”). To signify your agreement and acceptance of the Agreement and all of the terms and conditions thereof, please sign in the space provided below and return it via email to cdavies@equicomgroup.com or via facsimile to 416-815-7127 – attention Cameron Davies, whereupon the Agreement will take effect and be legally binding upon and enforceable against each of Equicom and the Company.

DATED at Toronto this 22nd day of February, 2011.

□ We would like to utilize EDN (discounted newswire service)

THE EQUICOM GROUP INC.

Per:

/s/ David Feick

Name/Title:

Agreed and accepted by NXT Energy Solutions Inc. this 26 day of May, 2011.

NXT ENERGY SOLUTIONS INC.

Per:

/s/ George Liszicasz

Name/Title: CEO

9.0

Additional Services

The Equicom Group also provides a suite of services that complement our core IR retainer. Equicom would be pleased to provide detailed descriptions and quotes for these project-based and ongoing services.

9.1

ON THE RADAR

‘On the Radar’ is an Equicom and TSX Group co-branded program that hosts monthly retail broker luncheons in the financial districts of Toronto, Montreal, Calgary, and Vancouver. In this setting, public companies are given the opportunity to present their growth and business strategies to a wide audience in the professional investment community in an efficient and captive environment. As part of this program presenting companies are provided full feedback documents. In addition, an audio recording and a copy of the presentation slides are posted on the TSX website and are made available to the issuer.

Equicom clients are provided the opportunity to present at these forums at the discounted rate of $5,000 per event.

9.2

MEDIA MONITORING

Equicom provides media monitoring services covering worldwide news content available online. More than 50,000 news producing sources globally are accessed daily and news articles are delivered by email in a summary format that is easy to access, view and archive.

Virtually all news available online is searched by our service. The advantage of online monitoring is the speed of acquisition of the content so that breaking news can be delivered as it happens.

Reports can be provided on a daily, weekly or monthly basis. Included in the media content are global newswires such as Dow Jones, Reuters, Associated Press, along with Canadian Press and other PR newswires such as CNW.

Equicom also offers broadcast monitoring services for Canada, the United States, and internationally if required.

9.3

MARKETING SERVICES

Turnkey marketing, design and printing services for a complete range of print and visual materials, including annual reports, brochures, investor presentations, signage, and corporate logos are available:

Annual Reports – Equicom has a full service turnkey design studio which effectively marries strong strategic messaging with visual support. The annual report team believes in making every report precise and memorable. Their work has been recognized with a number of industry awards. Annual report design projects are quoted on a project basis.

9.4

NEW MEDIA SERVICES

Website design and development – Equicom takes a user-centric approach to the design and development of corporate websites. We apply best practice methodology to ensure that the planning, design implementation and development of the site accurately represents the company and addresses the communication needs of your core audiences. The most critical element of any web site is its navigation structure, and the key to achieving strong navigation is through single-click, point-to-point navigation. This enables the user to access any page from any other page on the website in one click.

We establish the communication objectives of the site and tailor the navigation to the core user groups. This ensures a well-organized site, with prioritized content, logical layouts and relevant links, all of which increases the “stickiness” of relations with core user groups.

Page designs with clean and effective layouts will aid communication and increase traffic to the site. The effective use of sub navigation, sidebar menus and relational content will provide meaningful subject matter and elevate the user experience.

Internet Broadcasting – Equicom offers a comprehensive suite of Internet broadcasting services that bring the impact and effectiveness of a live presentation to the rigid requirements of continuous disclosure. Equicom can broadcast conference calls, material announcements and corporate presentations over the Internet—as they happen to a wide audience of shareholders, investment professionals, and other interested parties. In addition, these events can be archived for repeated viewing. All Internet broadcasting services are available on a turnkey basis, meaning Equicom will take care of the message and the medium.

9.5

CORPORATE SECRETARIAL SERVICES

Equicom provides support for Board of Directors’ matters, guidance through the securities regulatory framework, and the management of many other governance services such as:

• Corporate Secretarial Support

• Stock Option Administration

• Corporate Governance Guidance

• SEDI and Other Regulatory Filings

• Whistleblower Hotline Guidance

Appendix ‘A’

News Dissemination and Communications Services

News Dissemination Services:

Equicom shall provide news release distribution in Canada and, if needed, the United States and globally. Through a partnership with CNW Group (“CNW”), Equicom has developed the Equicom Disclosure Network (“EDN”). The EDN is a customized news distribution channel that exceeds all regulatory requirements for news dissemination and is designed specifically to elevate the profile of Canadian public issuers both within the media and financial community, including a profile on CNX Marketlink. The Company may elect to utilize CNW’s “Canadian Disclosure Network” for news dissemination.

SEDAR/EDGAR Filing:

Equicom shall provide SEDAR and EDGAR filing services for all documents produced by Equicom as well as such other documents that the Company may direct.

Conference Calls and Webcasting:

Equicom shall organize and provide all technical services related to the conference calls announcing quarterly/annual results and material events. Equicom shall also provide audio Webcasting services of each such call. Additional Webcasting options and solutions are available upon request.

Pricing and billing for all News Dissemination and Communications Services shall be in accordance with the pricing schedule included with this Addendum.

TMX Equicom

THE EQUICOM GROUP INC. - CLIENT RATE SHEET (effective February 1, 2011)

	Service	Client Rate
	PRESS RELEASES	
Newswire - Canada		
	EDN (Equicom Disclosure Network) - English	$63/100 words (repeat rate $16/100 words)*
	EDN (Equicom Disclosure Network) - French	$21/100 words (repeat rate $5.50/100 words)*
	Canadian Disclosure Network - English	$80/100 words (repeat rate $20/100 words)*
	Canadian Disclosure Network - French	$25/100 words (repeat rate $7/100 words)*
	Custom Disclosure Network - English	$50/100 words (repeat rate $13/100 words)*
	Repeat Press Release Rate (for re-release)	75% off the original Client Rate for Canadian newswires only
Social Media - English or French / English & French		
	Social Media Release (SMR)	**$900 Eng or French / $1,300 English and French**
	Same-Day Web Video Package (SDWV) - incl. video journalist with camera	**$1,750 Eng or French / $2,150 English and French**
	Additional audio / video clip	$50 / $100 per clip
	Additional photos/images	$50 each
Trade Publications - Canada		
	Canadian Mining Trade Publications	$3.80 per release (Eng only)
	Canadian Biotechnology Trade Publications	$1.90 per release (Eng), $1.00 per release (Fre)
	Canadian High-Tech Trade Publications	$7.50 per release
	Canadian Retail Trade Publications	$4.75 per release
	Canadian Advertising & Marketing Trade Publications	$4.80 per release (Eng), $3.00 per release (Fre)
Newswire - US		
IRW = Investors	Metro New York plus IRW and Trade Publications	$265/400 words, $57.50 each additional 100 words*
Research Wire to analysts	US 1 National Network plus IRW and Trade Publications	$575/400 words, $123 each additional 100 words*
	US Top Energy Markets Plus IRW and Trade Publications	$486/400 words, $107 each additional 100 words*
	US Top Health/Biotech Markets plue IRW and Trade Publications	$486/400 words, $107 each additional 100 words*
	US Top Tech Markets plus IRW and Trade Publications	$425/400 words, $70 each additional 100 words*
	US Top Financial Services Plus IRW and Trade Publications	$486/400 words, $107 each additional 100 words*
	US Top Metals Markets Plus IRW and Trade Publications	$485/400 words, $107 each additional 100 words*
	South Dakota	$70/400 words, $19 each additional 100 words*
Trade Publications - US		
	US Mining Trade Publications	$28 per release
Only use if NOT distributing over	US Health Trade Publications	$210 per release
Newswire US - as trade pubs	US Biotechnology Trade Publications	$5.75 per release
included in US Newswire	US High-Tech Trade Publications	$190 per release
	US Retail Trade Publications	$70 per release
	US Advertising Trade Publications	$65 per release
	US Internet Trade Publications	$11.75 per release
Newswire - UK and Europe		
	See Page 2 for Details	
Newswire - Asia, Middle East and Global		
	See Page 2 for Details	
	*** invoiced in 100 word increments: hundred plus 9 or less rounds down, hundred plus 10 or more rounds up**	
	*** pricing for additional wire networks and distribution points are available upon request**	
	PHOTO / URL LINK	
Photo Services		
	CNW Photo Distribution Network	English Nat'l - 1 photo $340 (2 photos-$500); French Nat'l - $130 (2 photos-$225)
Note: All US photo	1 Photo - Associated Press (AP) 1000 (a time slot in time square) + Archive	$2,350 per photo / $2,650 with archive
distribution includes	1 Photo - Associated Press 100 (a time slot in time square) + Archive	$1,100 per photo / $1,450 with archive
display in	Target 5 - Any 5 media points from the AP 1000 list + Archive	$625 per photo / $975 with archive
Times Square, NY	Regional Packages - Select 1 Region to target + Archive	$1,200 per photo / $1,550 with archive
	AP Archive only	$340 per photo
Links		
	Interactive Links & Logos	Included in retainer for Equicom clients
	PDF Link - a URL link to a PDF document or table hosted by CNW	$250 per file - file size must not exceed 5 megs
24 hour delay	Hotlink - URL link behind a word/phrase (active on CNW site only)	$50 per hotlink - file hosted by client
	Post release to Client BIN on www.newswire.ca only	$47/1000 words
	TRANSLATION	
	Wire Translation - English to French (M-F, 8 am - 8 pm)	**$0.33/word**
	Wire Translation - English to French, Rush/Off Hours	$0.36/word
	Minimum Translation Charge	$75 per document (off-hours $150 per document)
	Translation CHANGES	$85/hour
	REGULATORY FILING	
SEDAR Filing - Regulatory Canada - 11 pm cut-off		
	Sedar Press Release - wire version, English/French	$45
	Sedar Press Release - client branded, English/French (in PDF)	$70
	Sedar Docs - i.e Financials, MIC, AIF, Proxy Materials, CEO/CFO Certs etc.	**$70/submission**
	EDI - Electronic Data InterChange Charge	$7.00/commission
	Annual Sedar Filing Fees paid to provincial commissions	Pre-paid by client to CNW before annual filing
	Issuer Sedar Filing Calendars and Profiles	***Included in retainer for Equicom clients***
Conversion Charges	1 to 5 pages	$18 (included in retainer when done by Equicom)
to PDF for Sedar Filing	6 to 25 pages	$56 (included in retainer when done by Equicom)
	26 to 50 pages	$116 (included in retainer when done by Equicom)
Edgar Filing - Regulatory US		
	Edgar Filing of 6K, 20-F, 40-F - per filing	**$150 plus $22 per page for conversion/Exhibit (see below)**
	Edgar wire - press releases only	**$190** (includes HTML conversion for entire doc - no pg breaks)
	Issuer Edgar Filing Calendars and Profiles	***Included in retainer for Equicom clients***
Conversion Charges	Standard (Word to HTML or PDF to Word)	$22/page
to HTML for Edgar Filing	Revisions to HTML file (minor revisions free)	$22/page
	Inserting Graphics (first graphic free)	$22/graphic
XBRL (eXtensible Business Reporting Language) - US Reporting		
	First Conversion	$5,900/filing
	Subsequent Conversions	$3,900/filing

THE EQUICOM GROUP INC. - CLIENT RATE SHEET (effective February 1, 2011)

Page 2

	Service	Client Rate
REGULATORY DISCLOSURE UK AND EUROPE		
Transparency Obligations Directive (TOD)		
PR Newswire Europe		
UK Disclose - UK Regulatory Filing - To view UK filings, go to www.ukwire.co.uk - 1:30 pm Toronto Time cut-off, (7 am - 6:30 pm London Time)		
	UK Disclose (includes TOD) - Per Release	$225 per release
	Per Form	$50 per form
France Disclose - France Regulatory Filing To view France go to www.boursorama.com		
	France Disclose (includes TOD) - Per 30 News Releases	$6,750 per 30 releases
	Per 50 News Releases	$9,750 per 60 releases
	Per 100 News Releases	$585 per 100 releases
Frankfurt Disclose - German Regulatory Filing To view Frankfurt go to www.onvista.ca		
	Frankfurt Disclose (includes TOD) - Per Release	$585 per release
PRESS RELEASE - UK AND EUROPE MEDIA		
UK Basic Network		
	Major media - national and regional newspapers/magazines/radio etc.	$290/400 words, $72.50 for ea addit'l 100 words*
	London Metro Network	$210/400 words, $52 each additional 100 words*
UK Industry Packages		
	UK High Tech Network	$350/400 words, $90 each additional 100 words*
	UK Medical/Healthcare Network	$350/400 words, $90 each additional 100 words*
	UK Finance Network (replaces UK IRW Network)	$350/400 words, $90 for ea addit'l 100 words*
	UK Energy - includes oil/gas/mining	$350/400 words, $90 for ea addit'l 100 words*
Europe Regional / Industry Packages		
	Budget Europe Network - 15 countries (incl. Eng & Spanish translation)	$665/400 words, $160 each additional 100 words*
	European Financial Markets (incl. French & German translation)	$1,125/400 words, $280 each additional 100 words*
French - F	Europe General News Network (incl. F,G, S translation)	$1,225/400 words, $300 each additional 100 words*
German - G	European High Tech Network (incl. F, G, S translation)	$2,043/400 words, $512 each additional 100 words*
Spanish - S	European Energy Network - includes energy & power (incl. F, G, S trans)	$1,400/400 words, $350 ea addit'l 100 words*
	European Medical/Healthcare network (incl. F, G, S translations)	$1,860/400 words, $475 ea addit'l 100 words*
PRESS RELEASE - EUROPE INVESTORS		
Investor Network		
	over 5,500 buy-side analysts, 23 sectors- no media	$1,180 per release
Investor Network Plus		
	Above - plus media in 22 countries	$1,950/400 words, $500 for ea addit'l 100 words*
OTHER NEWSWIRES		
Nordic	Scandinavia (Denmark, Norway, Finland, Sweden in ENG)	$685/400 words, $165 each additional 100 words*
Newswire - Middle East		
	Full Middle East	$1,414/400 words, $353 each additional 100 words*
	Middle East excluding Israel	$885/400 words, $222 each additional 100 words*
* pricing for additional wire networks and distribution points are available upon request		
Photo (EUROPE, incl. UK)		
	Single Country	$475 per photo
	Three Countries	$1,100 per photo
	Six Countries	$1,900 per photo
	Twelve Countries	$3,750 per photo
	Full circuit (26 Countries)	$5,500 per photo
REGULATORY DISCLOSURE AUSTRALIA		
Australia Regulatory Disclosure		
	Available upon request	
PRESS RELEASE - AUSTRALIA AND ASIA INVESTOR		
Australia Investor		
	Australia Investors Research Wire (IRW)	$400/400 words, $95 for ea addit'l 100 words*
Australia and Asia Investor		
	Asia Investors Research Wire (IRW)	$2050/400 words, $500 for ea addit'l 100 words*
PRESS RELEASE - AUSTRALIA AND ASIA MEDIA		
Australia Media		
	Australia / New Zealand	$600/400 words, $155 for ea addit'l 100 words*
	Australia Energy & Power	$400/400 words, $95 for ea addit'l 100 words*
	Australia Medical / Healthcare	$400 /400 words, $95 for ea addit'l 100 words*
Australia and Asia Media		
	Asia Energy & Power	$2,100/400 words, $540 for ea addit'l 100 words*
	Asia Medical / Healthcare	$1850/400 words, $450 for ea addit'l 100 words*
	Essential Asia	$1,801/400 words, $454 each additional 100 words*
	Asia General News	$1,526/400 words, $377 each additional 100 words*
	Asia High Tech	$2,791/400 words, $695 each additional 100 words*
	Japan Energy & Power (Japanese Translation included)	$550/ 400 words, $135 for each additional 100 words*
Newswire - Global		
	World General News - Canada, US, Latin America, 16 European, 9 Asian	$4,686/400 words, $1,164 each additional 100 words*
	Global Medical/Healthcare	$5,862/400 words, $1,449 each additional 100 words*
	Global High-Tech	$7,100/400 words, $1,750 for each additional 100 words
* invoiced in 100 word increments: hundred plus 9 or less rounds down, hundred plus 10 or more rounds up		
* pricing for additional wire networks and distribution points are available upon request

Terms of Payment:

All Newswire and Communications Services shall be billed immediately and all outstanding amounts shall be due and payable upon receipt.

Appendix ‘B’

1.

 Consumables and services included in the Work Fee

• All services described in Schedule ‘A’ of this Agreement

• Telephone and long distance charges;

• Basic postage;

• Basic photocopying;

• Basic faxes;

• E-mail broadcast;

• Office supplies.

All taxes that may be associated with the above noted consumables and services shall be included in the Work Fee.

2.

Disbursements and expenses incurred by EGI on behalf of the Company and not included in the Work Fee. All such expenses are charged-back to the Company at EGI’s cost.

• EGI staff travel, accommodations and meals/per diem while traveling on behalf of the Company.

3.

Disbursements and expenses incurred by EGI on behalf of the Company and not included in the Work Fee. All such expenses are charged-back to the Company as incurred and subject to a 10% administration fee.

• All expenses incurred on behalf of the Company and not mentioned in paragraph 2 of this Appendix —specifically, expenses that EGI must carry on behalf of the Company. Without limitation these include:

• Any outside professional services;

• Printing and large volume photocopying;

• Media buys and similar purchases;

• Facility rentals and related costs;

• Mass mailing using the Canadian Post office or other means;

• Couriers;

• Client staff travel.

All expenses outside of the Work Fee will only be incurred after Client approval has been received.
For expenses over $1,000, EGI may pre-invoice.

Schedule ‘A’

1.

This Agreement is to be effective as of the date signed by both parties unless another date is specifically noted herein and agreed to by both parties, for a period of one (1) year (the “Term”), renewable automatically for successive one (1) year periods unless otherwise terminated by either Party in accordance with this Agreement.

2.

The Company hereby engages EGI as its exclusive provider of investor relations (IR) services, as more fully described in the Strategic Communications and Consulting Services Proposal (the “Proposal’) or as otherwise agreed in writing between the Parties from time to time (collectively, the “Services”) and EGI hereby agrees to be the provider of such Services to the Company during the Term of this Agreement.

3.

In consideration for the Services provided by EGI hereunder, the Company agrees to compensate EGI in accordance with the terms set out in the Proposal under the heading, “Compensation and Conditions”. Interest on all such compensation that is due shall be charged at the rate of 1.5% per month.

4.

As further consideration, the Company undertakes and agrees not to recruit, hire or employ in any capacity any of the principals or employees of EGI or any associated business organization or companies of such individuals or business organization or companies where such individuals may become employed, for the duration of this Agreement, and for a further 18 months after termination of this Agreement, without the prior written consent of EGI.

5.

During the Term of this Agreement, EGI will devote such time, attention and abilities to the business of the Company as EGI may consider necessary for the proper discharge of its duties in performing the Services. In the delivery of Services, EGI will comply with applicable laws.

6.

Customer may terminate this Agreement at any time by providing ninety (90) days prior written notice of termination of this Agreement (a “Notice Period”), and EGI may terminate this Agreement at any time by providing thirty (30) days prior written notice of termination of this Agreement (also, a “Notice Period”).  During the Notice Period, all obligations specified in this Agreement shall remain in full force and effect.  Upon termination, this Agreement shall be null and void and of no further force and effect, subject to the obligations described in sections 3, 4, 8, 11, 12 and 13 of this Schedule ‘A’ which shall survive termination.

7.

EGI will comply with all written directions of the management of the Company and the Company’s Board of Directors.

8.

"EGI agrees to hold in confidence and not to use or disclose to any other persons (except for disclosure to its affiliates for the purposes of providing auxiliary services to EGI and persons retained by EGI in performing the Services, for which EGI will be responsible) any properly designated confidential or proprietary information of the Company disclosed to EGI unless and until required in order to perform the Services hereunder. EGI shall not be liable for disclosure of information upon the occurrence of one or more of the following events:

(a)

the information or any portion thereof is or becomes publicly available, other than through a breach of this Agreement;

(b)

the information or any portion thereof is subsequently lawfully obtained by EGI from a third party having the right to disseminate such Confidential Information without restriction on disclosure;

(c)

the information or any portion thereof was known to EGI prior to its disclosure by the Company as shown by documentation kept in the ordinary course of business sufficient to establish such knowledge;

(d)

the Company has provided its prior written consent for such disclosure;

(e)

information or any portion thereof that is independently developed by EGI without use of Company’s confidential or proprietary information; and

(f)

the information is required to be disclosed by law, regulation or legal process.

EGI’s obligations of confidence in respect of such information shall survive for a period of three (3) years following termination.

9.

EGI is a wholly owned subsidiary of the TMX Group Inc., which operates, among other things, two national equity exchanges, TSX Venture Exchange and Toronto Stock Exchange.  Notwithstanding this ownership of EGI by TMX Group Inc., the Company, as a client of EGI, will not receive any preferential treatment from such exchanges.

10

The Company represents and warrants, and assumes responsibility for the accuracy, completeness, and timeliness of all information and disclosure events or materials produced by the Company and used by EGI in or for the Services, and further represents and warrants that the information and materials collected by and/or provided by the Company and used by EGI in accordance with this Agreement are in compliance with all applicable laws, including but not limited to The Personal Information Protection and Electronic Document Act.  Forthwith after becoming aware that information provided by the Company to EGI is not true or correct in any way, the Company shall inform EGI and take steps with EGI to remedy same. The Company warrants that it shall act in a good faith and in a timely and reasonable manner.  EGI shall not be responsible for disclosure errors or omissions.

11.

EGI will not be liable to the Company for any indirect, consequential, punitive or special damages, loss of profits or loss of opportunity in connection with the Services.  Furthermore, EGI has no liability for the failure of the Company to comply with exchange rules, requirements or policies or securities or corporate law obligations (including those relating to timely or continuous disclosure), nor for the adequacy, accuracy or timeliness of any statement made in any document issued or oral communication made by or on behalf of the Company or its directors, officers, employees or agents.  Notwithstanding any other provisions of this Agreement, it is the responsibility of the Company to ensure that it has complied with applicable securities and corporate laws and exchange rules, requirements and policies.

12.

The Company hereby agrees to indemnify and hold EGI, its directors, officers, employees, agents, and affiliates harmless from and against any and all claims, demands, liabilities, judgements, losses and expenses, including legal fees and expenses, brought against or involving EGI that relate to or arise out of EGI’s performance of the Services hereunder whether indirect, consequential, punitive or special losses damages or loss of profits.

13.

Notwithstanding any other provisions in this Agreement, EGI’s total cumulative liability to the Company under this Agreement will be limited to direct damages incurred by the Company, and such liability will not exceed the aggregate amount the Company has paid EGI under this Agreement during the twelve (12) months preceding the date on which the cause of action arose.  The foregoing limitation of liability will apply regardless of the form of the action, whether in contract or tort (including negligence) or otherwise.

14.

This Agreement shall be binding upon the Parties hereto and their respective successors and permitted assigns.

15.

The Parties will execute and deliver all such further documents and instruments and do all acts and things as may be reasonably required to carry out the full intent and meaning of this Agreement.

16.

Words importing the single number only will include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and words importing persons shall include firms and corporations and vice versa.

17.

This Agreement may be executed in several parts in the same form and such parts as so executed shall together form one original Agreement and such parts, if more than one, shall be read together and construed as if all the signing Parties hereto had executed one copy of this Agreement. This Agreement may be transmitted by facsimile and the reproduction of signatures by facsimile will be treated as binding as if originals and each Party hereto undertakes to provide the other Party with a copy of the Agreement bearing original signatures forthwith upon demand.

18.

Except as expressly provided in this Agreement, the Parties acknowledge and agree that each Party shall be free to enter into any contractual, business or other relationship with any other party in respect of any commercial activity. This Agreement is entered into by separate legal entities and neither is the agent or employee of the other for any purpose whatsoever. The Parties do not intend to create a partnership, joint venture or similar relationship by virtue of this Agreement. Except as provided herein, neither Party shall have the right to bind the other to any agreement with a third party or to incur any obligation or liability on behalf of the other.

19.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and treated in all respects as a contract made in the Province of Ontario.

20.

Any notice required to be given hereunder shall be deemed to have been properly given if delivered or sent by facsimile (together with confirmation of receipt) as follows:

To EGI:

At the address and facsimile number first noted above

To NXT Energy Solutions Inc.:

At the address and facsimile number first noted above

Any such notice shall be deemed to have been given and received on the same business day it was delivered or sent by facsimile so long as it was received between the business hours of 9:00 AM and 4:00 PM EST, and if delivered during other hours or days, on the first business day following the date on which it was sent. Any Party may change its address for service from time to time by notice given in accordance with the foregoing.

This Agreement together constitutes the entire understanding between the Parties in relation to the matters dealt with herein and supersedes all previous covenants and representations made by either Party, whether oral or written.

The parties acknowledge that they have expressly required that this Agreement and all schedules, documents and notices relating thereto be drafted in the English language.  Les parties aux présentes déclarent qu’elles ont expressément exigé que la présente convention et tous les annexes, documents ou avis qui y sont afférents soient rédigés en langue anglaise.

Initials:

___________

NXT Energy Solutions Inc.

___________

Equicom Group

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